Exhibit 99.1

RELEASE 4:15PM EST – JANUARY 18, 2005

CONTACT:	Louis J. Beierle, First Vice President, Investor Relations
Hudson City Bancorp, Inc.
West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	ljbeierle@hcsbnj.com

HUDSON CITY BANCORP, INC. REPORTS
2004 FOURTH QUARTER AND YEAR-END EARNINGS

Quarterly Cash Dividend Increased to $0.20 Per Common Share

Total Assets Exceed $20 Billion

Paramus, New Jersey, January 18, 2005 - Hudson City Bancorp, Inc. (NASDAQ: HCBK), the holding company for Hudson City Savings Bank, reported today net income of $62.6 million for the fourth quarter of 2004, an increase of $10.2 million, or 19.5%, compared with net income of $52.4 million for the fourth quarter of 2003. Basic and diluted earnings per common share were $0.35 and $0.34, respectively, for the fourth quarter of 2004 compared with basic and diluted earnings per common share of $0.29 and $0.28, respectively, for the fourth quarter of 2003. Hudson City Bancorp’s annualized return on average stockholders’ equity and annualized return on average assets for the fourth quarter of 2004 were 17.98% and 1.27%, respectively, compared with 15.50% and 1.28%, respectively, for the fourth quarter of 2003.

Net income was $239.3 million for 2004, an increase of $31.9 million, or 15.4%, compared with net income of $207.4 million for 2003. Basic and diluted earnings per common share were $1.33 and $1.29, respectively, for 2004 compared with basic and diluted earnings per common share of $1.14 and $1.11, respectively, for 2003. Hudson City Bancorp’s return on average stockholders’ equity and return on average assets for 2004 were 17.66% and 1.29%, respectively, compared with 15.38% and 1.34%, respectively, for 2003.

“Our earnings and asset growth reflect our focus on a traditional thrift business model, providing value to our customers by offering a broad range of competitively priced loan and deposit products in our longstanding and new market areas,” said Ronald E. Hermance, Jr., Chairman, President and Chief Executive Officer. “We believe our operating strategy of asset growth, earnings growth, expense control and payment of dividends has provided value to our shareholders and has also created a solid base for our organization as we look to the challenges and opportunities that lay ahead,” added Mr. Hermance.

Dividend Declared
The Board of Directors declared a quarterly cash dividend of $0.20 per common share, representing an increase from the cash dividend of $0.19 per common share declared during the previous quarter. The cash dividend is payable on March 1, 2005 to stockholders of record at the close of business on February 4, 2005.

Plan of Conversion and Reorganization
In a press release issued December 16, 2004, the Boards of Directors of Hudson City Bancorp, its wholly owned banking subsidiary Hudson City Savings Bank and its majority owner Hudson City, MHC announced that they unanimously adopted a Plan of Conversion and Reorganization. Under the terms of the Plan of Conversion and Reorganization, Hudson City Savings will reorganize from its current two-tier mutual holding company structure to a stock holding company structure and Hudson City Bancorp will undertake a “second-step” stock offering of new shares of common stock. Hudson City, MHC, which owns approximately 65.9% of the outstanding common stock of Hudson City Bancorp, will be merged into Hudson City Bancorp as part of the reorganization. The transactions contemplated by the Plan of Conversion and Reorganization are subject to the approval of the Hudson City Savings’ depositors, Hudson City Bancorp’s shareholders (other than Hudson City, MHC) and regulatory agencies. If approved, Hudson City Bancorp anticipates that the transactions will be completed in the second quarter of 2005.

Statement of Financial Condition Summary
Total assets increased $3.12 billion, or 18.3%, to $20.15 billion at December 31, 2004 from $17.03 billion at December 31, 2003. The increase in total assets reflected a $2.56 billion increase in loans and a $683.7 million increase in total investment securities.

Hudson City Bancorp originated and purchased first mortgage loans of approximately $1.38 billion and $3.12 billion, respectively, for 2004 compared with $2.17 billion and $3.21 billion, respectively, for 2003. Loan originations and purchases were exclusively in one- to four-family mortgage loans. The larger volume of purchased mortgage loans, when compared to originated loans, allowed us to grow and geographically diversify our mortgage loan portfolio at a relatively low overhead cost while maintaining our traditional thrift business model. Modifications of existing mortgage loans during 2004, which are not included in mortgage loan originations, amounted to $220.1 million.

The growth in investment securities reflected a $1.33 billion increase in investment securities held to maturity, partially offset by a $649.2 million decrease in investment securities available for sale due to calls of securities during 2004 and the subsequent reinvestment of part of the resulting cash flows into investment securities held to maturity. Of the agency securities purchased and classified as held to maturity, $621.6 million have step-up features, where the interest rate is increased on scheduled future dates. These securities have call options that are generally effective prior to the initial rate increase but after an initial non-call period of three months to one year. The initial rate for the securities purchased was higher than interest rates on similar agency securities offered at the time of purchase without the step-up feature. The rate increases are at least one percent per adjustment and are fixed over the life of the security. Overall, our mortgage-backed securities portfolio remained relatively stable, decreasing $46.1 million to an aggregate balance of $5.38 billion at December 31, 2004.

Total liabilities increased $3.04 billion, or 19.4%, to $18.74 billion at December 31, 2004 from $15.70 billion at December 31, 2003. The increase in total liabilities primarily reflected a $1.03 billion increase in total deposits and a $2.00 billion increase in borrowed funds. The increase in total deposits during 2004 primarily reflected a $1.48 billion increase in our interest-bearing High Value Checking account to a balance of $4.19 billion at December 31, 2004. The increase in borrowed funds during 2004 was the result of securing $3.75 billion of new borrowings with initial reprice dates ranging from one month to four years, partially offset by $1.75 billion of calls of borrowed funds.

Total stockholders’ equity increased $73.5 million, or 5.5%, to $1.40 billion at December 31, 2004 from $1.33 billion at December 31, 2003. The increase in stockholders’ equity was primarily due to net income of $239.3 million for 2004, a $6.5 million increase due to the exercise of 900,198 stock options, a $20.9 million permanent tax benefit due to the exercise of stock options and the vesting of employee stock benefit plans, and a $19.5 million increase due to the commitment of shares for our employee stock benefit plans. These increases to stockholders’ equity were partially offset by repurchases of 4,590,200 shares of our common stock at an aggregate cost of $161.7 million, purchases of 200,000 shares of common stock for our recognition and retention plan at an aggregate cost of $7.3 million, cash dividends declared and paid to common stockholders of $40.5 million and a $3.1 million increase in accumulated other comprehensive loss primarily due to a decrease in the fair value of our available for sale investment portfolio.

As of December 31, 2004 there remained 3,076,221 shares authorized to be purchased under our current stock repurchase program. The decrease from prior years in the amount of the cash dividends paid to common stockholders reflected the waiver in 2004 of receipt of the dividend by Hudson City, MHC, the majority stockholder of Hudson City Bancorp. Our stockholders’ equity to asset ratio at December 31, 2004 was 6.96%.

Statement of Income Summary
Short-term market interest rates generally increased throughout the entirety of 2004, primarily during the last three quarters of 2004. The rates we paid on our deposit products, which are generally tied to short-term market rates, also increased during 2004. Overall, during 2004, long-term market interest rates slightly decreased, notwithstanding an increase in long-term market interest rates during the second quarter of 2004. The rates we earned on our originated mortgage loans, which are generally tied to long-term market rates, also decreased overall during 2004, notwithstanding an increase during the second quarter of 2004. This general increase in short-term interest rates, in conjunction with the slight decrease in long-term interest rates, has flattened the market yield curve.

It is anticipated short-term market interest rates will continue to increase in 2005, and long-term market interest rates will begin to increase, but not as fast as short-term interest rates. The result of this potential market interest rate scenario would be a further flattening of the market yield curve, which would cause the spread between long-term interest rates and short-term interest rates to decrease. If this occurs, the resulting interest rate environment is expected to have a negative impact on our results of operations as our interest-bearing liabilities, both deposits and borrowed funds, generally price off short-term interest rates, while our interest-earning assets, both mortgage loans and securities, generally price off long-term interest rates. If both short- and long-term interest rates increase by the same amount, and the shape of the yield curve does not change, the resulting environment is also likely to have a negative impact on our results of operations, as our interest-bearing liabilities will reset to the current market interest rate faster than our interest-earning assets.

Total interest and dividend income for the three months ended December 31, 2004 increased $47.5 million, or 23.8%, to $247.0 million compared with $199.5 million for the three months ended December 31, 2003. This increase was primarily due to a $3.25 billion, or 20.2%, increase in the average balance of interest-earning assets to $19.35 billion for the three months ended December 31, 2004 from $16.10 billion for the three months ended December 31, 2003, reflecting our planned balance sheet growth. Also contributing to the growth in interest and dividend income was a 16 basis point increase in the annualized weighted average yield on total average interest-earning assets to 5.11% for the fourth quarter of 2004 compared with 4.95% for the fourth quarter of 2003. This increase in yield reflected the growth of our loan portfolio during 2004, which earns an interest rate higher than the total interest-earning asset portfolio. The increase in yield also reflected the lower dollar amount of net premium amortization in the fourth quarter of 2004 when compared to the fourth quarter of 2003.

The $40.7 million increase in interest and fees on mortgage loans was due to the growth in the average balance of $3.02 billion. The $7.6 million increase in interest and dividends on total investment securities was primarily due to growth in the average balance of $642.7 million, which reflected the investment of certain of the cash flows from prepayment activity on our mortgage-related assets into investment securities, consistent with the decision to shorten the overall weighted-average life of our interest-earning assets by investing in callable investment securities with initial call dates of three months to one year and final maturity dates of five to seven years. The $2.2 million decrease in interest on mortgage-backed securities was primarily due to a $452.4 million decrease in the average balance due to prepayment activity and sales of mortgage-backed securities, and the subsequent reinvestment of part of these proceeds into first mortgage loans or investment securities.

Total interest and dividend income for the year ended December 31, 2004 increased $137.8 million, or 17.7%, to $915.1 million compared with $777.3 million for the year ended December 31, 2003. This increase was primarily due to a $3.12 billion, or 20.6%, increase in the average balance of interest-earning assets to $18.25 billion for the year ended December 31, 2004 from $15.13 billion for the year ended December 31, 2003, reflecting our balance sheet growth. Offsetting the effect of the increase in the average balance of interest-earning assets was a 13 basis point decrease in the weighted average yield on total average interest-earning assets to 5.01% for 2004 compared with 5.14% for 2003. This decrease in yield reflected the overall decrease in long-term market interest rates experienced during 2003 and the slight increase of long-term interest rates during 2004, and the continued growth of our interest-earning assets during those periods.

The $125.6 million increase in interest and fees on mortgage loans was primarily due to the growth in the average balance of $2.79 billion. The $39.2 million increase in interest and dividends on total investment securities was primarily due to growth in the average balance of $938.0 million, which reflected the investment of certain of the cash flows from prepayment activity on our mortgage-related assets into investment securities, consistent with the decision to shorten the overall weighted-average life of our interest-earning assets by investing in callable investment securities with initial call dates of three months to one year and final maturity dates of five to seven years. The $25.9 million decrease in interest on mortgage-backed securities was primarily due to a $568.9 million decrease in the average balance due to prepayment activity and sales of mortgage-backed securities, and the subsequent reinvestment of part of these proceeds into first mortgage loans or investment securities.

Total interest expense for the three months ended December 31, 2004 increased $26.7 million, or 28.5%, to $120.5 million compared with $93.8 million for the three months ended December 31, 2003. This increase was partially due to a $3.21 billion, or 22.1%, increase in the average balance of total interest-bearing liabilities to $17.75 billion for the three months ended December 31, 2004 compared with $14.54 billion for the corresponding period in 2003. The increase in the average balance of interest-bearing liabilities was used to fund our asset growth. The increase in total interest expense was also due to a 14 basis point increase in the annualized weighted-average cost of total interest-bearing liabilities to 2.70% for the three-month period ended December 31, 2004 compared with 2.56% for the three-month period ended December 31, 2003, which reflected the growth of our interest-bearing liabilities during the rising short-term interest rate environment experienced during 2004.

The $11.5 million increase in interest expense on interest-bearing demand deposits for the three months ended December 31, 2004 was due to a $1.49 billion increase in the average balance of interest-bearing demand deposits due to the growth of our High Value Checking account product, and a 35 basis point increase in the annualized weighted-average cost due to rising short-term interest rates experienced during 2004. The $16.8 million increase in interest expense on borrowed funds was primarily due to an increase in the average balance of borrowed funds of $2.20 billion, notwithstanding a 24 basis point decrease in the annualized weighted-average cost of borrowed funds. This decline in the weighted average cost was due to the placement of new borrowings during the low market interest rate environment of 2003 and the first quarter of 2004. The $1.5 million decrease in interest expense on time deposits was due to a $417.8 million decrease in the average balance that we believe was primarily due to transfers from time deposits to our High Value Checking product.

Total interest expense for the year ended December 31, 2004 increased $53.7 million, or 14.3%, to $430.1 million compared with $376.4 million for the year ended December 31, 2003. This increase was due to a $3.11 billion, or 22.9%, increase in the average balance of total interest-bearing liabilities to $16.69 billion for the year ended December 31, 2004 compared with $13.58 billion for the corresponding period in 2003. The increase in the average balance of interest-bearing liabilities was primarily used to fund our growth. Partially offsetting the effect of the increase in the average balance was a 19 basis point decrease in the weighted-average cost of total interest-bearing liabilities to 2.58% for the year ended December 31, 2004 compared with 2.77% for 2003. The lower weighted-average cost of total interest-bearing liabilities was primarily due to the growth of our interest-bearing liabilities during the low interest rate environment experienced during 2003 and the first three months of 2004.

The $36.3 million increase in interest expense on interest-bearing demand deposits for the year ended December 31, 2004 was primarily due to a $1.61 billion increase in the average balance of interest-bearing demand deposits due to the growth of our High Value Checking account product. The $48.3 million increase in interest expense on borrowed funds was primarily due to an increase in the average balance of borrowed funds of $2.01 billion, notwithstanding a 55 basis point decrease in the weighted-average cost of borrowed funds. The $28.3 million decrease in interest expense on time deposits was primarily due to a 29 basis point decrease in the weighted-average cost of such deposits, due to the continued low short-term interest rate environment, notwithstanding the short-term interest rate increases during the last three quarters of 2004, and a $487.9 million decrease in the average balance that we believe is primarily due to transfers from time deposits to our High Value Checking product.

Net interest income for the three months ended December 31, 2004 increased $20.9 million, or 19.8%, to $126.5 million compared with $105.6 million for the corresponding period in 2003. The increase in net interest income reflected, in part, our overall balance sheet growth. Our net interest rate spread, determined by subtracting the annualized weighted-average cost of total interest-bearing liabilities from the annualized weighted-average yield on total interest-earning assets, was 2.41% for the fourth quarter of 2004 compared with 2.39% for the corresponding period in 2003. For the fourth quarter of 2004, our net interest margin, determined by dividing annualized net interest income by total average interest-earning assets, was 2.63% compared with 2.64% for the corresponding 2003 period. Net interest income for the year ended December 30, 2004 increased $84.0 million, or 20.9%, to $485.0 million compared with $401.0 million for the corresponding period in 2003 reflecting, in part, our overall balance sheet growth. Our net interest rate spread was 2.43% for 2004 compared with 2.37% for 2003. For 2004, our net interest margin was 2.66% compared with 2.65% for 2003.

The provision for loan losses was $115,000 for the three-month period ended December 31, 2004 compared to $225,000 for the three-month period ended December 31,2003. For the year ended December 31, 2004, the provision for loan losses was $790,000 compared to $900,000 for the year ended December 31, 2003. Net charge-offs for 2004 were $18,000 compared with net recoveries of $146,000 for 2003. The allowance for loan losses increased $772,000 to $27.3 million at December 31, 2004 compared with $26.5 million at December 31, 2003. The allowance for loan losses as a percent of total loans was 0.24% at December 31, 2004 compared with 0.30% at December 31, 2003.

Non-performing loans at December 31, 2004 were $21.6 million compared with $20.3 million at December 31, 2003. The ratio of non-performing loans to total loans was 0.19% at December 31, 2004 compared with 0.23% at December 31, 2003. The ratio of allowance for loan losses to total non-performing loans was 126.44% at December 31, 2004 compared with 131.09% at December 31, 2003.

Total non-interest income for the three months ended December 31, 2004 was $4.1 million compared with $4.8 million for the corresponding 2003 period. Total non-interest income for the year ended December 31, 2004 was $16.6 million compared with $29.7 million for the corresponding 2003 period. These decreases in total non-interest income reflected decreases in gains on securities transactions, net, due to enhanced opportunities to realize gains during 2003 due to a declining interest rate environment. The cash flows from the sales of these securities were reinvested in first mortgage loans and fixed-rate securities with shorter maturities.

Total non-interest expense for the three months ended December 31, 2004 and 2003 was $31.2 million and $26.5 million, respectively, which primarily reflected the increases in compensation expense related to staff increases due to our branch expansion program and expenses related to internal control evaluation and testing in order to comply with the new certification requirements imposed by the Sarbanes-Oxley Act and related regulations. Our efficiency ratio for the three months ended December 31, 2004, determined by dividing total non-interest expense by the sum of net interest income and total non-interest income, was 23.90% compared with 23.97% for the corresponding 2003 period. Our annualized ratio of non-interest expense to average total assets for the three months ended December 31, 2004 was 0.63% compared with 0.65% for the corresponding period in 2003.

Total non-interest expense for the year ended December 31, 2004 and 2003 was $118.3 million and $102.5 million, respectively, which primarily reflected increases in employee benefit expense related to our employee stock benefit plans, compensation expense related to staff increases due to our branch expansion program, and expenses related to internal control evaluation and testing in order to comply with the new certification requirements imposed by the Sarbanes-Oxley Act and related regulations. Our efficiency ratio for the year ended December 31, 2004 was 23.60% compared with 23.81% for the corresponding 2003 period. Our ratio of non-interest expense to average total assets for the year ended December 31, 2004 was 0.64% compared with 0.66% for the corresponding period in 2003. Non-interest expense consists primarily of compensation and employee benefits, net occupancy expense and other expenses.

Income tax expense for the three months ended December 31, 2004 was $36.7 million compared with $31.4 million for the corresponding 2003 period. Our effective tax rate for the three months ended December 31, 2004 and 2003 was 36.96% and 37.44%, respectively. Income tax expense for the year ended December 31, 2004 was $143.1 million compared with $119.8 million for the corresponding 2003 period. Our effective tax rate for the year ended December 31, 2004 and 2003 was 37.43% and 36.61%, respectively. These increases in the amount of income tax expense were primarily due to increases in income before income tax. The increase in the effective tax rate for 2004 when compared to 2003 was primarily due to the expense of the employee stock ownership plan, which is not fully deductible for income tax purposes.

Hudson City Bancorp maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is the largest savings bank based in New Jersey. Hudson City Savings currently operates 84 branch offices in New Jersey, with plans for an additional two to be opened during 2005. Hudson City Savings also operates one branch office in Suffolk County, NY, with plans to open an additional five in Suffolk County and two in Richmond County (Staten Island), NY. Hudson City Savings currently has 1,078 full-time equivalent employees. The Federal Deposit Insurance Corporation insures Hudson City Savings’ deposits.

This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,”

“expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic and market conditions, legislative and regulatory conditions, changes in interest rates that adversely affect Hudson City Bancorp’s interest rate spread, changes in deposit flows, loan demand or real estate values and other economic, governmental, competitive, regulatory and technological factors that may affect Hudson City Bancorp’s operations.

This release is neither an offer to sell nor a solicitation of an offer to buy common stock, nor shall there be any sale of these securities in any State or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws or laws of any such State or jurisdiction. The offer will be made only by the prospectus. The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

TABLES FOLLOW

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Financial Condition

	December 31,	December 31,
	2004	2003
	(Unaudited)
	(In thousands)
Assets:
Cash and due from bank	$122,483	$190,984
Federal funds sold	45,700	63,600

Total cash and cash equivalents	168,183	254,584
Investment securities held to maturity	1,334,249	1,366
Investment securities available for sale	1,594,639	2,243,812
Federal Home Loan Bank of New York stock	140,000	164,850
Mortgage-backed securities held to maturity	3,755,921	4,292,444
Mortgage-backed securities available for sale	1,620,708	1,130,257
Loans	11,363,039	8,803,066
Less:
Deferred loan fees	8,073	10,255
Allowance for loan losses	27,319	26,547

Net loans	11,327,647	8,766,264
Foreclosed real estate, net	878	1,002
Accrued interest receivable	97,490	80,220
Banking premises and equipment, net	36,399	31,354
Other assets	69,867	67,207

Total Assets	$20,145,981	$17,033,360

Liabilities and Stockholders’ Equity:
Deposits:
Interest-bearing	$11,059,798	$10,057,285
Noninterest-bearing	417,502	396,495

Total deposits	11,477,300	10,453,780
Borrowed funds	7,150,000	5,150,000
Accrued expenses and other liabilities	115,797	100,214

Total liabilities	18,743,097	15,703,994

Common stock, $0.01 par value, 800,000,000 shares authorized; 231,276,600 shares issued, 186,145,995 shares outstanding at December 31, 2004 and 189,835,997 shares outstanding at December 31, 2003	2,313	2,313
Additional paid-in capital	570,505	543,589
Retained earnings	1,588,792	1,396,257
Treasury stock, at cost; 45,130,605 shares at December 31, 2004 and 41,440,603 shares at December 31, 2003	(696,812)	(547,859)
Unallocated common stock held by the employee stock ownership plan	(47,552)	(49,513)
Unearned common stock held by the recognition and retention plan	(5,267)	(9,463)
Accumulated other comprehensive loss, net of tax	(9,095)	(5,958)

Total stockholders’ equity	1,402,884	1,329,366

Total Liabilities and Stockholders’ Equity	$20,145,981	$17,033,360

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Income
(Unaudited)

	For the Three Months
	Ended December 31,
	2004	2003
	(In thousands, except per share data)
Interest and Dividend Income:
Interest and fees on first mortgage loans	$150,566	$109,940
Interest and fees on consumer and other loans	2,305	2,083
Interest on mortgage-backed securities held to maturity	42,232	50,610
Interest on mortgage-backed securities available for sale	17,539	11,392
Interest on investment securities held to maturity	15,534	22
Interest and dividends on investment securities available for sale-taxable	17,230	25,187
Dividends on Federal Home Loan Bank of New York stock	963	25
Interest on federal funds sold	610	192

Total interest and dividend income	246,979	199,451

Interest Expense:
Interest on deposits	59,360	49,535
Interest on borrowed funds	61,094	44,277

Total interest expense	120,454	93,812

Net interest income	126,525	105,639

Provision for Loan Losses	115	225

Net interest income after provision for loan losses	126,410	105,414

Non-Interest Income:
Service charges and other income	1,279	1,046
Gains on securities transactions, net	2,832	3,777

Total non-interest income	4,111	4,823

Non-Interest Expense:
Compensation and employee benefits	19,846	17,981
Net occupancy expense	4,247	3,768
Federal deposit insurance assessment	416	399
Computer and related services	556	524
Other expense	6,158	3,810

Total non-interest expense	31,223	26,482

Income before income tax expense	99,298	83,755

Income Tax Expense	36,699	31,355

Net income	$62,599	$52,400

Basic Earnings Per Share	$0.35	$0.29

Diluted Earnings Per Share	$0.34	$0.28

Weighted Average Number of Common Shares Outstanding:
Basic	178,617,296	182,279,323

Diluted	183,419,234	187,839,623

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Income

	For the Years
	Ended December 31,
	2004	2003
	(Unaudited)
	(In thousands, except per share data)
Interest and Dividend Income:
Interest and fees on first mortgage loans	$539,966	$414,417
Interest and fees on consumer and other loans	8,650	8,379
Interest on mortgage-backed securities held to maturity	174,596	217,962
Interest on mortgage-backed securities available for sale	67,739	50,273
Interest on investment securities held to maturity	41,435	87
Interest and dividends on investment securities available for sale-taxable	77,879	79,992
Dividends on Federal Home Loan Bank of New York stock	3,213	4,424
Interest on federal funds sold	1,580	1,794

Total interest and dividend income	915,058	777,328

Interest Expense:
Interest on deposits	214,813	209,339
Interest on borrowed funds	215,253	167,015

Total interest expense	430,066	376,354

Net interest income	484,992	400,974

Provision for Loan Losses	790	900

Net interest income after provision for loan losses	484,202	400,074

Non-Interest Income:
Service charges and other income	5,128	5,338
Gains on securities transactions, net	11,429	24,326

Total non-interest income	16,557	29,664

Non-Interest Expense:
Compensation and employee benefits	79,195	68,776
Net occupancy expense	16,035	14,981
Federal deposit insurance assessment	1,644	1,564
Computer and related services	2,041	1,714
Other expense	19,433	15,492

Total non-interest expense	118,348	102,527

Income before income tax expense	382,411	327,211

Income Tax Expense	143,145	119,801

Net income	$239,266	$207,410

Basic Earnings Per Share	$1.33	$1.14

Diluted Earnings Per Share	$1.29	$1.11

Weighted Average Number of Common Shares Outstanding:
Basic	179,856,896	182,568,936

Diluted	184,965,868	187,673,653

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Average Balance Sheets

	For the Three Months Ended December 31,
	2004				2003
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$10,852,403	$150,566	5.55%		$7,833,055	$109,940	5.61%
Consumer and other loans	155,609	2,305	5.93		134,050	2,083	6.22
Federal funds sold	130,398	610	1.86		84,616	192	0.90
Mortgage-backed securities at amortized cost	5,153,345	59,771	4.64		5,605,739	62,002	4.42
Federal Home Loan Bank of New York stock	140,000	963	2.75		167,006	25	0.06
Investment securities at amortized cost	2,919,822	32,764	4.49		2,277,137	25,209	4.43

Total interest-earning assets	19,351,577	246,979	5.11		16,101,603	199,451	4.95

Noninterest-earnings assets	343,763				305,676

Total Assets	$19,695,340				$16,407,279

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$927,984	2,317	0.99		$939,730	2,349	0.99
Interest-bearing demand accounts	4,114,918	25,264	2.44		2,615,900	13,771	2.09
Money market accounts	569,357	1,373	0.96		622,272	1,529	0.97
Time deposits	5,321,501	30,406	2.27		5,739,309	31,886	2.20

Total interest-bearing deposits	10,933,760	59,360	2.16		9,917,211	49,535	1.98
Borrowed funds	6,819,565	61,094	3.56		4,622,565	44,277	3.80

Total interest-bearing liabilities	17,753,325	120,454	2.70		14,539,776	93,812	2.56

Noninterest-bearing liabilities:
Noninterest-bearing deposits	412,732				408,069
Other noninterest-bearing liabilities	136,463				107,190

Total noninterest-bearing liabilities	549,195				515,259

Total liabilities	18,302,520				15,055,035
Stockholders’ equity	1,392,820				1,352,244

Total Liabilities and Stockholders’ Equity	$19,695,340				$16,407,279

Net interest income/net interest rate spread (2)		$126,525	2.41%			$105,639	2.39%

Net interest-earning assets/net interest margin (3)	$1,598,252		2.63%		$1,561,827		2.64%

Ratio of interest-earning assets to interest-bearing liabilities			1.09	x			1.11	x

(1)	Amount is net of deferred loan fees and allowance for loan losses and includes non-performing loans.

(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.

(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Average Balance Sheets

	For the Years Ended December 31,
	2004					2003
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$9,783,953	$539,966	5.52%		$6,989,907	$414,417	5.93%
Consumer and other loans	144,621	8,650	5.98		129,087	8,379	6.49
Federal funds sold	124,755	1,580	1.27		170,302	1,794	1.05
Mortgage-backed securities at amortized cost	5,379,439	242,335	4.50		5,948,336	268,235	4.51
Federal Home Loan Bank of New York stock	150,104	3,213	2.14		156,721	4,424	2.82
Investment securities at amortized cost	2,671,263	119,314	4.47		1,733,236	80,079	4.62

Total interest-earning asset	18,254,135	915,058	5.01		15,127,589	777,328	5.14

Noninterest-earnings assets	334,712				325,230

Total Assets	$18,588,847				$15,452,819

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$942,486	9,359	0.99		$927,191	10,680	1.15
Interest-bearing demand accounts	3,575,468	79,750	2.23		1,971,581	43,516	2.21
Money market accounts	593,426	5,681	0.96		623,442	6,889	1.10
Time deposits	5,482,554	120,023	2.19		5,970,416	148,254	2.48

Total interest-bearing deposits	10,593,934	214,813	2.03		9,492,630	209,339	2.21
Borrowed funds	6,098,282	215,253	3.53		4,090,459	167,015	4.08

Total interest-bearing liabilities	16,692,216	430,066	2.58		13,583,089	376,354	2.77

Noninterest-bearing liabilities:
Noninterest-bearing deposits	415,905				409,220
Other noninterest-bearing liabilities	125,929				111,706

Total noninterest-bearing liabilities	541,834				520,926

Total liabilities	17,234,050				14,104,015
Stockholders’ equity	1,354,797				1,348,804

Total Liabilities and Stockholders’ Equity	$18,588,847				$15,452,819

Net interest income/net interest rate spread (2)		$484,992	2.43%			$400,974	2.37%

Net interest-earning assets/net interest margin (3)	$1,561,919		2.66%		$1,544,500		2.65%

Ratio of interest-earning assets to interest-bearing liabilities			1.09	x			1.11	x

(1)	Amount is net of deferred loan fees and allowance for loan losses and includes non-performing loans.

(2)	Determined by subtracting the weighted average cost of total interest-bearing liabilities from the weighted average yield on total interest-earning assets.

(3)	Determined by dividing net interest income by total average interest-earning assets.

Hudson City Bancorp, Inc. and Subsidiary
Selected Performance Ratios (1)

	For the Three Months
	Ended December 31,
	2004	2003
Return on average assets	1.27%	1.28%
Return on average stockholders’ equity	17.98	15.50
Net interest rate spread	2.41	2.39
Net interest margin	2.63	2.64
Non-interest expense to average assets	0.63	0.65
Efficiency ratio (2)	23.90	23.97
Dividend payout ratio	54.29	51.72
Cash dividends declared per common share	$0.19	$0.15

(1)	Ratios are annualized where appropriate.

(2)	Determined by dividing total non-interest expense by the sum of net interest income and total non-interest income.

	For the Years
	Ended December 31,
	2004	2003
Return on average assets	1.29%	1.34%
Return on average stockholders’ equity	17.66	15.38
Net interest rate spread	2.43	2.37
Net interest margin	2.66	2.65
Non-interest expense to average assets	0.64	0.66
Efficiency ratio (2)	23.60	23.81
Dividend payout ratio	52.63	45.61
Cash dividends declared per common share	$0.70	$0.52

(1)	Ratios are annualized where appropriate.

(2)	Determined by dividing total non-interest expense by the sum of net interest income and total non-interest income.

Hudson City Bancorp, Inc. and Subsidiary
Selected Financial Ratios

	At or For The	At or For The
	Period Ended	Period Ended
	December 31,	December 31,
	2004	2003
Asset Quality Ratios:
Non-performing loans to total loans	0.19%	0.23%
Non-performing assets to total assets	0.11	0.12
Allowance for loan losses to non-performing loans	126.44	131.09
Allowance for loan losses to total loans	0.24	0.30

Capital Ratios:
Average stockholders’ equity to average assets	7.29%	8.73%
Stockholders’ equity to assets	6.96	7.80
Book value per common share	$7.85	$7.33

Regulatory Capital Ratios:
Bank:
Tangible capital	6.36%	7.24%
Leverage (core) capital	6.36	7.24%
Total risk-based capital	17.49	20.89

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